EXHIBIT 10.35

SEVERANCE AND RELEASE AGREEMENT
This Severance and Release Agreement ("Severance Agreement") is made and entered into as of April 10, 2006 by and between LOUIS J. PAGLIA ("Mr. Paglia") and UIL Holdings Corporation (the “Company”).
WHEREAS, Mr. Paglia was formerly employed as the Executive Vice President and Chief Financial Officer of the Company pursuant to an Employment Agreement with the Company dated November 8, 2004 (the “Employment Agreement”); and
WHEREAS, pursuant to the Company’s plans for a finance reorganization, Mr. Paglia’s employment with the Company is being terminated without cause; and
WHEREAS, for purposes of this Separation Agreement, Mr. Paglia’s termination date is considered to be March 31, 2006 (the “Termination Date”); and
WHEREAS, the Employment Agreement provides for certain severance payments and benefits to Mr. Paglia in the event of a termination without Cause, the payment of which are conditioned upon Mr. Paglia executing a release of all claims arising out of the termination of his employment; and
WHEREAS, after discussions between the parties, the parties now desire to define with greater specificity the severance payments and benefits to be provided to Mr. Paglia, to substitute the provisions of this Severance Agreement for those related provisions in the Employment Agreement as of the Termination Date, and to compromise and settle any and all issues, obligations and liabilities that may exist among Mr. Paglia and the Company (together with all Affiliates of the Company as defined herein) in connection with any employment relationship, fiduciary relationship, contractual relationship, or any other relationship or interest of whatsoever nature.

NOW THEREFORE, in consideration of the mutual promises of the parties and other valuable and sufficient consideration, including but not limited to the obligations of the Company set forth below, and intending to compromise and settle any and all disputes between Mr. Paglia and the Company (and their Affiliates), the parties hereto agree as follows:
1. Payments and Benefits. The following payments and benefits are in full and final satisfaction of all amounts due and owing to Mr. Paglia under the Employment Agreement, including without limitation Section 4(g) and Section 6 of the Employment Agreement.
(a) Base Salary; Business Expense Reimbursement. The parties acknowledge that the Company have paid to Mr. Paglia (i) all of his Base Salary (as defined in Section 4(a) of the Employment Agreement and as approved by the Board of Directors of the Company at the time of the most recent review of the salary rates of all of the Company’ officers earned prior to the Termination Date; and (ii) all reasonable business expenses incurred by Mr. Paglia prior to the Termination Date.
(b) Accumulated Unused Vacation. Subject to applicable withholding requirements, the Company shall pay Mr. Paglia for all accumulated but unused vacation due to Mr. Paglia in accordance with the Company’s existing vacation pay policies and practices, which amount the parties agree to be $12,920.78, representing 11 days of accrued but unused vacation.
(c) Supplemental Retirement Lump Sum Benefit. Notwithstanding anything in his Employment Agreement to the contrary, on or before December 31, 2005, the Company paid to Mr. Paglia a lump sum payment in the amount of $62,890, which amount the parties agreed, and still agree, to be equal to the present lump sum value of the supplemental retirement benefit (“SERP”) payable to Mr. Paglia as of December 31, 2004 under Section 4(g) of the Employment Agreement and upon termination of his SERP arrangement in accordance with Q&A 20(b) of

IRS Notice 2005-1. The parties agree that Mr. Paglia is entitled to no further accrual of SERP benefits through his Termination Date.
(d) Severance Benefit. Effective as of the first day of the 7th month following Mr. Paglia’s Termination Date, and subject to all applicable withholding requirements and Section 6(c)(iv) of the Employment Agreement, the Company will commence to pay to Mr. Paglia the sum of Nine Hundred Sixteen Thousand Two Hundred Dollars ($916,200.00), with one half of that sum being paid in a lump sum, and the other half being paid ratably over the twelve month period commencing with such month as consideration for the covenant not to compete that restricts Mr. Paglia for such twelve month period under Section 11 of the Employment Agreement.
(e) Cash Recognition Bonus. No later than 2 ½ months following Mr. Paglia’s Termination Date (the ‘vesting date’), and subject to all applicable withholding requirements, the Company shall pay to Mr. Paglia a cash bonus in a gross amount equal to $328,351.10.
(f) Options. Mr. Paglia shall be entitled to exercise his non-qualified stock options that are vested and exercisable as of his termination of employment, for a five (5) month period following his termination of employment from the Company. Mr. Paglia understands and agrees that he shall forfeit any options or other equity awards not yet vested as of his termination of employment, and shall receive no value for his underwater options whether or not vested.
(g) Performance Shares. Mr. Paglia shall not be considered to be vested in, and consequently shall forfeit, any entitlement to payment under the terms of the UIL Holdings Corporation Performance Share Agreement for Annual Performance Shares and TSR Performance Shares.
(h) Incentive Compensation. No later than 2 ½ months following the financial closing (the ‘vesting date’) of the transaction(s) forming the basis for the 2005 and 2006 performance based short-term incentive programs approved by the Compensation and Executive

Development Committee at its March 28, 2005 and January 18, 2006 meetings, respectively, the Company shall pay to Mr. Paglia the Incentive Compensation, if any, to which he would be entitled, calculated in accordance with the terms of such program subject to all applicable withholding requirements. The parties hereby agree that the gross Incentive Compensation amount with respect to both transactions is $975,000. Mr. Paglia and the Company agree that this incentive shall be in lieu of any other short-term incentive and further agree that said incentive program is hereby amended to specify the payment date provided in the first sentence of this subsection (h).
(i) Discharge of All Obligations. Except as specifically provided in this Severance Agreement and except for such retirement benefits to which Mr. Paglia is eligible under The United Illuminating Company 401(k)/ Employee Stock Ownership Plan, Mr. Paglia acknowledges and agrees that the Company does not owe him any wages, salary, commissions, bonuses, vacation or severance payments, buyouts, fringe benefits or any other payments of any kind, including any payments under any current or former executive incentive compensation plan applicable to Mr. Paglia. Mr. Paglia acknowledges and agrees that the payments set forth in Paragraphs 1 and 2 of this Agreement are in full satisfaction of any and all wages, salary, benefits and compensation of any nature owed to him by the Company under the Employment Agreement or otherwise.
(j) Tax withholding Requirements. All payments under Paragraph 1 of this Severance Agreement shall be subject to withholding for all state or federal taxes.
2. Post-Termination Group Health Insurance.
From and after the Termination Date, and for a two year period thereafter, Mr. Paglia shall be entitled to continued participation for himself and any eligible dependents in the medical and dental plan(s) in which he was a participant as of his Termination Date on the same basis as if he remained an active employee, provided that such participation is possible under the terms and conditions of such plans and applicable law. Such period of continued participation shall run concurrently with, and reduce day-for-day, any obligation that the Company or any Affiliate would have to provide “COBRA” continuation coverage with respect to Mr. Paglia’s termination of employment. In the event that Mr. Paglia becomes covered by the group health plan of another employer, he shall promptly notify the Company of such coverage, such group health coverage shall become primary to the coverage offered pursuant to this Paragraph, and the coverage offered hereunder shall pay on a secondary basis so long as Mr. Paglia timely pays the applicable premiums. If Mr. Paglia’s continued participation is barred due to his termination of employment, the Company shall instead provide Mr. Paglia with the discounted present value of the expected cost of family premium coverage for such two year period, which amount shall ‘grossed up’ to take into account the impact of federal and state income taxes on such amount, and shall be payable in a single sum. The determination of such grossed up amount shall be made by the Company’s independent accountants in good faith, and shall be binding on the parties to this Agreement. Nothing in the foregoing shall be construed to prevent the Company or its Affiliates from modifying or terminating any of their employee benefit plans at any time.
3. Communications.
(a) Disclosure of Severance Agreement. From the date this Severance Agreement has been signed by all parties, the Company and Mr. Paglia mutually agree that neither party shall disclose the financial or other terms of this Severance Agreement except for disclosure to Mr. Paglia’s immediate family members and financial and legal advisors, and except as necessary to comply and obtain compliance with this Severance Agreement and except as otherwise provided in this Severance Agreement.
(b) Compulsory Disclosure. The proscriptions contained in (a) above Severance Agreement shall not be construed to limit any person's duty to testify under oath as directed by a valid subpoena or similar compulsory process or to provide information in filings with governmental agencies or officials or to make public filings as may by legislative enactment or administrative regulation, rule or order be required to be so disclosed, provided that the person required to testify or who is otherwise legally compelled to provide information shall have made every reasonable effort to notify the person whose information may be disclosed in time to afford him or it an opportunity to contest the subpoena, other process or other governmental requirements giving rise to the duty to testify or to otherwise provide such information. The aforementioned notice requirement shall not apply to SEC and other regulatory filings.
4. Release and Covenant Not to Sue.
(a) In exchange for the severance payment and benefits described above, and consistent with Section 6 of the Employment Agreement, Mr. Paglia waives any claim for a specific period of termination notice, and waives, and releases the Company from, any and all claims or charges or suits of whatever nature which Mr. Paglia has or may have against the Company, whether or not now known, including any claims arising out of or in connection with Mr. Paglia's employment with the Company or the termination of Mr. Paglia's employment; provided, however, that by this Paragraph 4(a) Mr. Paglia does not waive any claim he may have for indemnification from the Company for acts performed within the scope of his employment by the Company.
(b) To the fullest extent permitted by law, Mr. Paglia further agrees not to commence any action or proceeding against the Company in any state or federal court, or with any administrative agency, for the purpose of recovering individual damages or other monetary or personal relief for any claim based on any act or event that occurred prior to the date of this Severance Agreement. Mr. Paglia further waives and relinquishes any right to benefit financially from any charge of discrimination, or from any other claim of any nature, filed by him or on his behalf. If Mr. Paglia violates this Paragraph, all consideration described in

Paragraphs 1 and 2 of this Severance Agreement shall be immediately recoverable by the Company.

(c) The release and covenant not to sue contained in subparagraph (a) and (b) above includes, but is not limited to, any claim of discrimination on the basis of race, color, sex, religion, marital status, sexual preference, national origin, ancestry, handicap or disability, age, or veteran status; any other claim based on a statutory prohibition; any claim for breach of an express or implied contract, or of any covenant of good faith and fair dealing; any tort claims; any claim for wrongful discharge or retaliation; or any other claim growing out of any legal restriction on Company’s right to terminate the employment of an employee, and further including, without limitation, any claim for back pay, front pay, incentive pay, bonuses, commissions, expenses, vacation, severance pay, liquidated damages, punitive damages, compensatory damages, court costs or attorneys’ fees.

(d) Mr. Paglia further agrees not to seek redress under any internal complaint procedure available to him under any policies of the Company.
(e) Mr. Paglia represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, Executive Order 11246, ERISA, the Americans with Disabilities Act , the Connecticut Fair Employment Practice Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Connecticut Family and Medical Leave Act, the federal Family and Medical Leave Act, and the Workers’ Compensation Act as it relates to discrimination (i.e., C.G.S. Sec. 31-290a) are among the rights and claims which Mr. Paglia is releasing, and that Mr. Paglia is not releasing any rights or claims arising after the effective date of the Severance Agreement.

(f) This release and covenant not to sue shall apply to the Company and its Affiliates, and to all of their current and former officers, directors, employees, agents, fiduciaries, representatives, successors and assigns, or any person acting on behalf of the Company and its Affiliates and shall be binding upon Mr. Paglia, and Mr. Paglia's executors, administrators, and heirs. For purposes of this Severance Agreement, the term Affiliate includes The United Illuminating Company, United Resources, Inc., and all other direct and indirect subsidiaries of UIL.
(h) This release and covenant not to sue is not intended to waive any workers' compensation claims Mr. Paglia may have or any payment or benefits to which Mr. Paglia may be entitled under The United Illuminating Company Pension Plan and The United Illuminating Company 401(k)/ Employee Stock Ownership Plan.
5. Property of the Company. By his signature on this Severance Agreement, Mr. Paglia confirms that he has delivered to the Company any and all property and equipment of the Company previously in his possession, including without limitation his beeper, mobile phone, credit card, keys, laptop or other computers, together with all memoranda, notes, records, drawings documents and other writings referenced in Section 10 of the Employment Agreement. The Company agree to keep Mr. Paglia’s Company voice mail account active until Mr. Paglia secures permanent employment. In addition, the Company will arrange for email addressed to Mr. Paglia’s Company email address (Louis.Paglia@uinet.com) to be forwarded automatically to Mr. Paglia’s home email address, until Mr. Paglia secures permanent employment.
6. Miscellaneous Provisions.
(a) Non Admission. This Severance Agreement does not and shall not be construed to constitute an admission of liability or wrongdoing on any matter by Mr. Paglia, the Company or any Affiliate, or any present or former director, officer, employee, agent, or representative thereof.

(b) Voluntariness. Mr. Paglia represents and acknowledges that he has completely read and completely understands this Severance Agreement and that he has entered into this Severance Agreement voluntarily. Mr. Paglia also acknowledges and agrees that by receipt of a draft of this Severance Agreement he has been advised in writing to, and has been given the opportunity to, consult with an attorney of his choice prior to executing this Severance Agreement. The parties mutually acknowledge the adequacy of consideration for this Severance Agreement.
(c) Entire Agreement. The parties agree that this Severance Agreement contains the entire agreement and understanding of the parties with respect to employment, cessation of employment, and any other rights of Mr. Paglia in and to the assets of the Company and its Affiliates, that this Severance Agreement supercedes and replaces all provisions of the Employment Agreement except for Sections 10, 11 and 12 which shall survive the termination of the Mr. Paglia’s employment, and that all other provisions of the Employment Agreement shall be of no further force and effect. The parties acknowledge that the only consideration for their signing this Severance Agreement is as stated in this Severance Agreement, and that no promise, commitment or addition has been made to either of them that is not set forth in this Severance Agreement. No amendment or supplementation of this Severance Agreement shall be effective unless it is reduced to writing and signed by Mr. Paglia and the Company by their authorized representative.
(d) Persons Bound. This Severance Agreement shall be binding upon and inure to the benefit of Mr. Paglia's personal representatives, heirs, executors, administrators and dependents. This Severance Agreement shall also bind and be enforceable against the Company and any successor to or assignee of the Company. Neither this Severance Agreement nor any rights, benefits, duties or obligations hereunder shall be assignable by either party hereto without the written consent of the other party. Any consent may be withheld for any reason or for no reason.

(e) Governing Law. The performance of this Severance Agreement is intended to occur primarily within the State of Connecticut. The laws of Connecticut exclusively shall govern the interpretation and enforcement of this Severance Agreement, but without regard to any Connecticut law that may rely upon or refer to the laws of any other jurisdiction foreign to that state.
(f) Validity. The validity or unenforceability of any provision or provisions of this Severance Agreement shall not affect the validity or enforceability of any other provision of this Severance Agreement, which shall remain in full force and effect.
(f) Further Acts. All parties hereto shall perform any and all acts and shall execute any and all documents which may be reasonably necessary and desirable to carry out the terms and intent of this Severance Agreement. The parties recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and it is understood and agreed that Mr. Paglia is responsible for consulting with his tax advisor regarding the potential impact of Section 409A on his benefits hereunder. The parties agree to negotiate in good faith to amend this Agreement or to take such other actions as may be necessary or advisable in the future to comply with Section 409A with respect to this Agreement.
(g) Duplicate Copies. Multiple copies of this Severance Agreement shall be executed, each of which shall be used as an original.
(h)   Acknowledgement. Mr. Paglia acknowledges that he has a period of more than 21 days from the receipt of this Severance Agreement in which to consider the terms of this Severance Agreement. If Mr. Paglia elects to sign this Severance Agreement, he shall have a period of seven days following the execution of this Severance Agreement to revoke the Severance Agreement and this Severance Agreement shall not become effective and enforceable until this seven day period expires.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement in a number of counterparts on the dates set forth below.

/s/ Louis J. Paglia
LOUIS J. PAGLIA
Date:	April 10, 2006

UIL HOLDINGS CORPORATION.

/s/ Nathaniel D. Woodson
/s/ Angel A. Bruno	By Nathaniel D. Woodson
Witness	Its Chairman and Chief Executive Officer
Date: 4/10/06